Fidelity Bond Coverage

Underwriter:	Continental Casualty Company

Period for which premiums have been paid: From 12:01 a.m. on 8/19/2015 to 12:01 a.m. on 8/19/2016.

Policy Number:  169906855

Company	Coverage	Premium*
The Advisors’ Inner Circle Fund	$40,000,000	$23,879
The Advisors’ Inner Circle Fund II	$40,000,000	$10,198
The Advisors’ Inner Circle Fund III	$40,000,000	$414
Bishop Street Funds	$40,000,000	$363
The KP Funds	$40,000,000	$9,100
O’Connor EQUUS	$40,000,000	$13
Causeway Capital Management Trust	$40,000,000	$9,040
SEI Liquid Asset Trust	$40,000,000	$1,162
SEI Tax Exempt Trust	$40,000,000	$7,056
SEI Daily Income Trust	$40,000,000	$12,492
SEI Institutional International Trust	$40,000,000	$7,090
SEI Institutional Managed Trust	$40,000,000	$30,544
SEI Asset Allocation Trust	$40,000,000	$1,733
SEI Institutional Investments Trust	$40,000,000	$53,442
Adviser Managed Trust	$40,000,000	$2,468
New Covenant Funds	$40,000,000	$1,233
SEI Structured Credit Fund, L.P.	$40,000,000	$1,510
SEI Insurance Products Trust	$40,000,000	$35
SEI Catholic Values Trust	$40,000,000	$0
Winton Series Trust	$40,000,000	$28

*	SEI service entities bear 20% of the total cost of $214,750 or $42,950 leaving $171,800 to be distributed among insured funds.